Exhibit 99.1

Thor Announces Financial Results For Fourth Quarter And Fiscal Year 2019

To date, the Company has paid down over $480 million of its acquisition financing debt

- Net sales for the fourth quarter increased 23.3% to $2.31 billion, including $719.5 million in net sales from Erwin Hymer Group ("EHG"), which was acquired on February 1, 2019.

- Gross margin for the fourth quarter improved 140 basis points over the prior year, to 14.4%, reflecting favorable product mix, labor and warranty cost percentage improvements.

- Net cash provided by operating activities for fiscal 2019 was $508.0 million as compared to net cash provided by operating activities of $466.5 million for fiscal 2018. To date, the Company has paid more than $480 million of principal on the debt incurred to finance the EHG acquisition.

ELKHART, Ind., Sept. 30, 2019 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced results for the fourth quarter and fiscal year ended July 31, 2019.

"We are encouraged by the improvement in the North American RV Towables segment in the fourth quarter, as we saw our flexible business model and the benefits of our variable cost structure drive improvement in margins for the quarter," said Bob Martin, Thor President and CEO. "Fiscal 2019 was a year of significant accomplishments amid challenging industry conditions. We completed the largest acquisition in our Company's and the RV industry's history, while managing through the overhang of inventory among our independent dealers. As we look ahead to fiscal 2020, we see many reasons for optimism as we leverage the global growth opportunities of EHG. Our confidence was reinforced at the recent Düsseldorf Caravan Salon in late August, the Hershey RV show in mid-September and our Open House event held last week. Each of these important events were well attended and reflected the current optimistic sentiment of our independent dealers and consumers."

Fourth Quarter Highlights
Fourth-quarter net sales were $2.31 billion, an increase of $437.5 million, or 23.3%, from the fourth quarter of fiscal 2018, as the inclusion of $719.5 million in net sales from the European RV segment was partially offset by a 17.6% decrease in North American Towable RV sales and an 8.1% decrease in North American Motorized RV sales.

Overall gross profit margin was 14.4% in the quarter, compared to 13.0% in the prior-year period, primarily reflecting favorable product mix and improvements in material, labor, and warranty cost percentages in the North American towable segment, the Company's largest segment.

Net income attributable to Thor and diluted earnings per share for the fourth quarter were $92.1 million and $1.67, respectively.

The Company's fourth-quarter financial results were impacted by certain acquisition-related items as noted below.

  Transaction-related Impacts to Fiscal 2019 Fourth-Quarter Results:
    Acquisition-related Costs: During the fourth quarter, Thor incurred expenses related to the acquisition of EHG, primarily related to professional services, of $2.4 million, which impacted EPS by $0.03 per diluted share.
    Ongoing Incremental Costs: During the quarter, the Company also incurred other ongoing expenses related to the acquisition of EHG, including EHG intangible asset amortization expense of $12.8 million and interest expense on debt incurred to finance the acquisition of EHG of $30.7 million. Combined, these two items further impacted EPS by $0.57 per diluted share.
    Tax Restructuring: During the fourth quarter, the Company incurred a €2.7 million expense for real estate transfer taxes associated with creating a tax-efficient financing structure at EHG, which will provide future tax benefits for the Company.

The North American independent dealer inventory rationalization continued during the fiscal fourth quarter, as North American industry wholesale shipments declined at a faster rate than retail registrations. As a result, Thor's North American independent dealer inventory levels decreased by 25.3% to approximately 103,400 units as of July 31, 2019, compared to approximately 138,500 units as of July 31, 2018. Thor's North American independent dealer inventory at the end of fiscal 2019 was at its lowest point since the first quarter of fiscal 2017, and management believes dealer ordering will start to align with consumer demand by the end of calendar 2019.

European dealer inventory is also going through a rationalization, though inventories were not as high as in North America. We believe independent dealer inventory levels of EHG products in Europe, while somewhat elevated in certain locations, are now generally appropriate for seasonal consumer demand in Europe and are expected to be at a normalized level in 2020.

Fiscal Year 2019 Highlights
Fiscal year 2019 net sales of $7.86 billion include the net sales of EHG since the date of acquisition on February 1, 2019. Net income attributable to Thor and diluted earnings per share for full-year fiscal 2019 were $133.3 million and $2.47, respectively.

Fiscal year 2019 results include EHG acquisition-related costs of $114.9 million and the impact of the step-up in assigned value of acquired inventory, which was subsequently sold during the fiscal third quarter and which increased cost of goods sold by approximately $61.4 million. In aggregate, these acquisition-related costs reduced EPS by $2.71 per diluted share. In addition, ongoing amortization expense of $25.6 million, and interest expense of $66.1 million, were incurred as a result of the EHG acquisition, which also impacted fiscal 2019 results by $1.22 per diluted share.

Net cash provided by operating activities for fiscal year 2019 was $508.0 million vs. $466.5 million in fiscal 2018, despite a reduction in sales, as the Company focused on working capital management.

The Company's overall effective tax rate for fiscal 2019 was 28.3% compared with 32.0% for fiscal 2018. The primary drivers of the change in the overall effective tax rate between comparable periods relate to U.S. tax reform and the EHG acquisition.

SEGMENT RESULTS:

North American Towable RVs

  North American Towable RV sales were $1.16 billion for the fourth quarter, compared to fourth-quarter sales of $1.41 billion in the prior-year period. This decrease was driven primarily by lower unit volume compared with the fourth-quarter of last year, and was partially offset by a shift in product mix toward higher-priced units. For the full-year fiscal 2019, North American Towable RV sales were $4.56 billion, down 24.1% from the record $6.01 billion in the prior year.
  North American Towable RV gross profit margin increased 260 basis points to 16.0% in the fiscal fourth quarter compared to the prior-year quarter, driven primarily by decreased material, labor and warranty costs as a percent of sales. For fiscal 2019, North American Towable RV gross profit margin was 13.5%, a decrease of 120 basis points from fiscal 2018, primarily as a result of an increased fixed overhead percentage resulting from reduced sales as well as the impact of higher relative sales discounts and promotions compared with the unusually low levels in the prior fiscal year.
  Fourth quarter 2019 North American Towable RV income before tax was $109.9 million, compared to $109.2 million in the fourth quarter last year. North American Towable RV income before tax was $322.2 million for the full-year fiscal 2019, down 39.5% from $532.7 million in fiscal 2018.
  North American Towable RV backlog decreased $73.8 million, or 9.6%, to $693.2 million, compared to $767.0 million at the end of fiscal 2018, reflecting independent dealers continuing to rationalize inventory levels. The Company believes the current towable RV backlog is more closely aligned with retail demand and continuing trends toward smaller, but more frequent, dealer order patterns.

North American Motorized RVs

  North American Motorized RV sales were $387.4 million for the fourth quarter compared to sales of $421.3 million in the prior-year period. The decrease in motorized sales was driven primarily by lower unit sales, as well as a mix shift toward lower-priced Class C motorhomes. For the full-year fiscal 2019, North American Motorized RV sales were $1.65 billion, down 23.2% from $2.15 billion in fiscal 2018.
  North American Motorized RV gross profit margin was down by 50 basis points to 9.6% in the fiscal 2019 fourth quarter compared to the prior-year quarter, primarily due to reduced unit sales levels and the resulting increased fixed overhead percentage for the quarter. North American Motorized RV gross profit margin was 10.0% for fiscal 2019, down 90 basis points from the prior year, due primarily to the same factors.
  North American Motorized RV income before tax for the fourth quarter was $16.8 million, compared to $20.8 million last year, driven primarily by the lower unit sales levels and the corresponding decrease in gross profit. North American Motorized RV income before tax for fiscal 2019 was $80.9 million, down 40.0% from $134.8 million in the prior year, primarily due to lower net sales, decreased gross profit and higher SG&A costs as a percent of net sales.
  North American Motorized RV backlog decreased $175.2 million to $458.8 million from $634.1 million a year earlier, reflecting independent dealers continuing to rationalize inventory levels. The Company believes the current motorized RV backlog is reflective of a continuing return to a normalized level and the shift in dealer order patterns to smaller and more frequent orders.

European RVs

  European RV sales were $719.5 million for the fourth quarter of fiscal 2019. European RV sales were $1.49 billion for fiscal 2019, reflecting six months of results of EHG, which was acquired on February 1, 2019.
  European RV gross profit was $96.1 million, or 13.4% of segment net sales, in the fiscal fourth quarter. European RV gross profit for fiscal 2019 was $150.0 million, or 10.1% of segment net sales. Fiscal 2019 segment gross profit was negatively impacted by purchase accounting adjustments related to the step-up in the assigned value of acquired inventory, which was subsequently sold during the fiscal third quarter, of approximately $61.4 million, or 4.1% of segment net sales for the fiscal year.
  European RV income before tax was $25.0 million for the fourth quarter of fiscal 2019, including amortization expense related to acquired intangible assets of $12.8 million. European RV loss before tax for fiscal 2019 was $5.9 million, which includes both the impact of $61.4 million related to the step-up in assigned value of acquired inventory that was subsequently sold during the fiscal third quarter and amortization expense related to acquired intangible assets of $25.6 million.
  European RV backlog was $852.7 million as of July 31, 2019, reflecting current levels of demand within the European market.

"Consolidated net cash provided by operating activities during fiscal 2019 has grown to approximately $508 million compared to $467 million for the same period in fiscal 2018. We utilized our strong cash flow to make considerable progress in reducing the debt incurred to execute the EHG acquisition and have paid approximately $480 million on the acquisition-related debt to date. For fiscal 2020, our focus will remain on working capital management, improving net cash provided by operating activities and reducing our net debt level," said Colleen Zuhl, Thor's Senior Vice President and Chief Financial Officer.

EHG Integration Update
Bob Martin commented, "Our expansion into the European RV market represents a first step in our long-term goal of growing our business beyond North America and capitalizing on global growth opportunities. Our integration plan is proceeding, and we have made measurable progress in a number of areas. We are developing a culture of collaboration among our companies at the same time as we integrate EHG into the Thor family of companies. This collaboration will focus on near-term opportunities to adopt global best practices in purchasing to capture cost efficiencies, and sharing best practices in R&D and product development among our companies. As Colleen noted, working capital management has already led to an increase in net cash provided by operating activities, which totaled more than $500 million in fiscal 2019, which we have used to fund payments on the acquisition-related debt. Additionally, we have created an international product transfer team that is responsible for the planning and implementation of the manufacturing, sales and distribution of EHG products in North America. We showed a select number of European-model EHG products at our Open House event held last week, and the response was overwhelmingly positive."

The top priority for Thor's management team during fiscal 2020 is the continued integration of EHG, and the further improvement of the Company's balance sheet. In the coming years, the integration efforts will also focus on applying some of the advanced production technology in use at EHG to more of Thor's U.S. subsidiary operations in order to improve product quality and drive down warranty costs.

Bob Martin noted, "Looking ahead, we see many opportunities to capture value from the EHG acquisition through effective integration, prudent cost management and the introduction of EHG products to the North American market. We believe we are nearing the conclusion of the North American independent dealer inventory rationalization process, resulting in normalized dealer inventory levels by the end of this calendar year. We see positive factors supporting our outlook for fiscal year 2020. North American dealer inventory levels are 25% lower than the unusually high levels at the end of last year, and nearly 6% lower than they were two years ago. Dealers remain confident, and many of the dealers I speak with continue to invest in growing their businesses for the long term. We have great opportunities to grow our global business with the acquisition of EHG. For fiscal 2020, we expect to see strong top-line growth with the addition of a full year of net sales from EHG, but since the dealer inventory adjustment may continue through the first half of our fiscal year, our outlook is for a flat to modest decline in the North American markets in the near-term, barring a significant macroeconomic change. We look forward to updating our investors in December on our fiscal first-quarter financial results, and on the progress and milestones of the integration of EHG."

Supplemental Earnings Release Materials
Thor has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward Looking Statements
This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products and services; consumer preferences; the ability to efficiently utilize production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions; the impact of changing emissions standards in the various jurisdictions in which our products are sold; and changes to investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of EHG include risks regarding the potential benefits of the acquisition and the anticipated operating value creation, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2019.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JULY 31, 2019 AND 2018
($000's except share and per share data)

	Three Months Ended July 31, (Unaudited)				Fiscal Years Ended July 31,
	2019	% Net Sales (1)	2018	% Net Sales (1)	2019	% Net Sales (1)	2018	% Net Sales (1)

Net sales	$2,311,623		$1,874,111		$7,864,758		$8,328,909

Gross profit	$331,812	14.4%	$244,408	13.0%	$973,094	12.4%	$1,164,666	14.0%

Selling, general and administrative expenses	171,299	7.4%	106,644	5.7%	536,044	6.8%	477,444	5.7%

Amortization of intangible assets	25,262	1.1%	13,882	0.7%	75,638	1.0%	55,118	0.7%

Acquisition-related costs	2,355	0.1%	—	—%	114,866	1.5%	—	—%

Interest income (expense), net	(28,232)	(1.2)%	(132)	—%	(60,032)	(0.8)%	(3,039)	—%

Other income (expense), net	5,089	0.2%	598	—%	(1,848)	—%	3,964	—%

Income before income taxes	109,753	4.7%	124,348	6.6%	184,666	2.3%	633,029	7.6%

Income taxes	17,262	0.7%	36,143	1.9%	52,201	0.7%	202,878	2.4%

Net income	92,491	4.0%	88,205	4.7%	132,465	1.7%	430,151	5.2%

Less: net income (loss) attributable to non-controlling interests	436	—%	—	—%	(810)	—%	—	—%

Net income attributable to Thor Industries, Inc.	$92,055	4.0%	$88,205	4.7%	$133,275	1.7%	$430,151	5.2%

Earnings per common share
Basic	$1.67		$1.67		$2.47		$8.17
Diluted	$1.67		$1.67		$2.47		$8.14

Weighted-avg. common shares outstanding - basic	55,063,473		52,695,365		53,905,667		52,674,161
Weighted-avg. common shares outstanding - diluted	55,211,141		52,881,088		54,026,686		52,853,360

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000)

	July 31, 2019	July 31, 2018		July 31, 2019	July 31, 2018
Cash and equivalents	$451,262	$275,249	Current liabilities	$1,448,325	$769,330
Accounts receivable, net	716,227	487,235	Long-term debt	1,885,253	—
Inventories, net	827,988	537,909	Other long-term liabilities	231,640	71,594
Prepaid expenses and other	41,880	11,281	Stockholders' equity	2,095,228	1,937,741
Total current assets	2,037,357	1,311,674
Property, plant & equipment, net	1,092,471	522,054
Goodwill	1,358,032	377,693
Amortizable intangible assets, net	970,811	388,348
Deferred income taxes and other, net	201,775	178,896
Total	$5,660,446	$2,778,665		$5,660,446	$2,778,665

Contact
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912